As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 333-51708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

COMTECH TELECOMMUNICATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2139466 (I.R.S. Employer Identification Number)

105 Baylis Road

Melville, New York, 11747

(Address of principal executive offices) (Zip code)

COMTECH TELECOMMUNICATIONS CORP.

2000 STOCK INCENTIVE PLAN

Amended and Restated (Effective as of September 21, 2004)

(Full title of the plan)

Mr. Fred Kornberg

Comtech Telecommunications Corp.

105 Baylis Road

Melville, New York, 11747

631-777-8900

(Name, address including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies of all communications to:

Robert A. Cantone, Esq.

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

212-969-3235

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, par value $.10 per share	1,200,000 shares	$37.43	$44,916,000	$5,286.61

(1)

Represents the additional number (as adjusted to reflect the three-for-two stock split effected in April 2005) of shares of common stock, par value $.10 (the “Common Stock”), of Comtech Telecommunications Corp. (the “Registrant”) issuable under the Comtech Telecommunications Corp. 2000 Stock Incentive Plan, Amended and Restated (Effective as of September 21, 2004) (the “Plan”). Also includes an aggregate of 1,200,000 preferred stock purchase rights attached to the shares of Common Stock pursuant to the Rights Agreement, dated as of

December 15, 1998, between the Registrant and the American Stock Transfer and Trust Company, as Rights Agent.

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also registers such additional shares of Common Stock and preferred stock purchase rights as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, on the basis of the high and low sale prices of the Registrant’s Common Stock as reported by the Nasdaq National Market on June 6, 2005.

(3)

Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. The existing securities under the Plan were registered, and the correlating filing fee paid, pursuant to the Registrant’s Registration Statement on Form S-8 filed on December 12, 2000 (Registration No. 333-51708) and the post-effective amendments to such Registration Statement filed on January 18, 2002 and October 22, 2003.

Explanatory Note

This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Comtech Telecommunications Corp. 2000 Stock Incentive Plan is effective. Accordingly, pursuant to General Instruction E to Form S-8, Comtech Telecommunications Corp. (the “Registrant”) hereby incorporates by reference the contents of Registration Statement on Form S-8 (Registration No. 333-51708), as amended (the “Prior Registration Statement”), and hereby deems such Prior Registration Statement to be a part hereof, except as otherwise updated or modified by this Registration Statement.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The Registrant incorporates by reference into this Registration Statement the contents of the Prior Registration Statement and the following documents filed with the Commission (excluding any portions of such documentation that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

(1)  the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004, filed with the Commission on September 22, 2004;

(2)  the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended October 31, 2004, filed with the Commission on December 7, 2004; fiscal quarter ended January 31, 2005, filed with the Commission on March 9, 2005; and fiscal quarter ended April 30, 2005, filed with the Commission on June 8, 2005;

(3)  the Registrant’s Current Reports on Form 8-K dated September 22, 2004, filed with the Commission on September 22, 2004; dated December 7, 2004, filed with the Commission on December 7, 2004; dated January 19, 2005, filed with the Commission on January 19, 2005; dated February 1, 2005, filed with the Commission on February 2, 2005; dated March 9, 2005, filed with the Commission on March 9, 2005; dated April 6, 2005, filed with the Commission on April 6, 2005; dated April 4, 2005, filed with the Commission on April 7, 2005; and dated June 8, 2005, filed with the Commission on June 8, 2005;

(4)  the description of the Registrant’s common stock, $.10 par value (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on November 22, 1974, as amended by the Registrant’s Current Report on Form 8-K, filed with the Commission on December 11, 2000;

(5)  the description of the Registrant’s preferred stock, $0.10 par value, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 22, 1998, as amended by the Registrant’s Amended Registration Statement on Form 8-A/A, filed with the Commission on December 23, 1998; and

(6)  all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by the law firm of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. Richard L. Goldberg, a member of the Registrant’s Board of Directors, is a partner in said firm.

Item 6. Indemnification of Directors and Officers.

As permitted under the Delaware General Corporation Law (“DGCL”) of the State of Delaware, Article VII of the Registrant’s Restated Certificate of Incorporation, as amended, contains the following provisions regarding indemnification of directors and officers:

Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Any indemnification under Sections 1 and 2 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 5. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 6. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, statute, court decision, insurance policy or otherwise, now or hereafter in effect, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII or of the DGCL.

Section 8. For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to any employee benefit plan, its participants or beneficiaries; and a person who acting in good faith and in a manner he reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

*5	Opinion of Proskauer Rose LLP

*23.1	Consent of KPMG LLP
*23.2	Consent of Proskauer Rose LLP (included in their opinion filed as Exhibit 5)
*24	Power of Attorney (included on the Signature Pages to this Registration Statement)

___________________

*	Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, State of New York, on June 8, 2005.

COMTECH TELECOMMUNICATIONS CORP. By /s/ Fred Kornberg ——————————————————— Fred Kornberg Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes Fred Kornberg and Robert G. Rouse, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints Fred Kornberg and Robert G. Rouse, and each of them, with full power of substitution, attorneys-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Capacity	Date
/s/ Fred Kornberg Fred Kornberg	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	June 8, 2005
/s/ Robert G. Rouse Robert G. Rouse	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2005
/s/ George Bugliarello George Bugliarello	Director	June 8, 2005
/s/ Richard Goldberg Richard L. Goldberg	Director	June 8, 2005
/s/ Edwin Kantor Edwin Kantor	Director	June 8, 2005
/s/ Ira Kaplan Ira Kaplan	Director	June 8, 2005
/s/ Gerard R. Nocita Gerard R. Nocita	Director	June 8, 2005